EXHIBIT 99.1

SEC Decision Could Delay Substantial Benefits of Northern Pass

WHITEFIELD, New Hampshire (May 19, 2016) – The New Hampshire Site Evaluation Committee today heard oral arguments on a procedural schedule for the Northern Pass’ application.  After deliberation, the SEC voted to establish September 30, 2017 as the deadline by which it will provide a written decision on Northern Pass’ application for a Certificate of Site and Facilities.

“Today’s decision by the NH Site Evaluation Committee to extend the timeframe for assessing Northern Pass is disappointing, since it will only delay the realization of the substantial benefits of this project in New Hampshire and throughout New England,” said Bill Quinlan, President, Eversource New Hampshire Operations.  “We look forward to the written order outlining the details of this schedule, and in the meantime will be evaluating our options for seeking reconsideration.”

Despite today’s ruling, the New England governors all agree that the region needs new sources of clean energy to help stabilize the price and supply of electricity and to meet the states’ clean energy goals. Northern Pass will deliver 1,090 MW of clean, renewable electricity to New England and New Hampshire, and create a rare combination of economic and environmental benefits. This includes reducing greenhouse gas emissions by up to 3.3 million tons a year, while simultaneously providing $3.8 billion in economic stimulus in New Hampshire, reducing the electricity costs of New Hampshire customers by more than $80 million annually, creating more than 2,600 New Hampshire jobs at peak construction, generating an estimated $600 million in new taxes, and providing $200 million in funding for community betterment, economic development, clean energy and tourism. These benefits will be accomplished at no cost to New Hampshire customers.

The Northern Pass is a 192-mile electric transmission line project that will provide New Hampshire and New England up to 1,090 megawatts of clean hydropower. This reliable and competitively-priced power will also bring a range of benefits to New Hampshire, including hundreds of millions of dollars in energy cost savings, additional tax revenue, and thousands of jobs during construction and beyond. To learn more about Northern Pass, go to www.northernpass.us. You can also email questions to info@northernpass.us or call 1-800-286-7305.

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Contact:

Martin Murray

603.634.2228 martin.murray@eversource.com